For Immediate Release

Contact:

Francis E. Baker

Chairman

(212) 826-8942

or

Andrew M. O'Shea

Chief Financial Officer

(860) 286-6128

ANDERSEN GROUP, INC. ANNOUNCES AGREEMENT TO SELL ASSETS OF THE J.M. NEY COMPANY

New York, NY November 8, 2001 - Andersen Group, Inc. (NASDAQ:ANDR) today announced that it has reached a definitive agreement to sell substantially all of the assets and certain of the liabilities of The J.M. Ney Company, its wholly-owned subsidiary which manufactures precious metal materials and parts, to a newly-formed wholly-owned subsidiary of Deringer Mfg. Company of Mundelein, Illinois. Ney estimates that it will receive approximately $ 12 million in cash from Deringer from the sale. This amount does not include Ney's realization of proceeds from certain current assets that are not being sold, such as accounts receivable invoiced prior to closing. The exact purchase price to be paid by Deringer at closing is dependent upon certain factors, including inventory levels and precious metal prices as of the closing date of the transaction. Under terms of the agreement, Deringer can terminate the definitive agreement at any time through December 10, 2001, if it is not satisfied in its sole discretion with its review of Ney's customer relationships and fixed price contracts.

JM Ney will also retain certain assets, including its overfunded pension plan and its Bloomfield, Connecticut manufacturing facility, which it will lease to Deringer under terms of an eight-year lease to be signed at the closing of this transaction. Additional information regarding the transaction, including the operative agreements, are included in the Form 8-K filed today with the Securities and Exchange Commission.

Andersen Group will solicit the vote and approval of its shareholders and bondholders, and will work towards closing this transaction by the end of January 2002.

Francis E. Baker, Chairman noted, "We are pleased for our employees and for Ney's customers that Deringer plans to continue the long history of J.M. Ney in the greater Hartford area. J.M. Ney's predecessor companies date back to 1812, making it among the oldest companies in Connecticut. The sale of this subsidiary will enhance Andersen's liquidity and provide funds for further investment."

Andersen Group, Inc.

Andersen Group, Inc. is a US-based company quoted on NASDAQ (ANDR), which has a 25 percent ownership interest in and, voting control of, Moscow Broadband Communication Limited, a Cyprus-based limited liability company that has a 50 percent ownership interest in ComCor-TV. Andersen Group provides management and financial advisory services. ComCor-TV is a broadband cable operator in Moscow licensed to provide video, Internet and telephony to up to 1.5 million homes and businesses and is also currently planning a new Moscow Internet portal. Pending the closing of this transaction, Andersen Group also has a wholly owned subsidiary, The J.M. Ney Company, a precious metals and precision parts manufacturer located in Bloomfield, CT.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical information are forward-looking statements that relate to future events or our future financial performance, including statements regarding the Company's and its consolidated and unconsolidated subsidiaries' expectations, beliefs, plans, estimates, intentions or strategies for the future. Forward-looking statements include statements regarding the operations, financing and/or inventory of the Company or its consolidated and unconsolidated subsidiaries and affiliates. All forward-looking statements included in this release are based upon information available to the Company as of the date hereof and it assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Potential risks and uncertainties with respect to statements included in this Form 8-K include, but are not limited to, the Company's inability to close this transaction based upon an assessment made by Deringer that they were not satisfied with Ney's customer relationships, or there was a Material Adverse Effect with respect to the property, operations, condition or prospects for Ney, and fluctuations in precious metal prices through the closing of this transaction. Risks and uncertainties concerning the Company's operations are discussed in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.

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